Exhibit 99.1

ENTERPRISE ANNOUNCES TWO-FOR-ONE SPLIT OF COMMON UNITS

Houston, Texas (July 15, 2014) – Enterprise Products Partners L.P. (NYSE: EPD) announced today that the board of directors of its general partner has approved a two-for-one split of Enterprise's common units representing limited partner interests.  The common unit split will be accomplished by distributing one additional common unit for each common unit outstanding.  The additional common units will be distributed on August 21, 2014 to holders of record as of the close of business on August 14, 2014.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 51,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.  Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com
This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
                 Rick Rainey, Media Relations (713) 381-3635
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